EXHIBIT 4.2

AMENDMENT NO. 1

TO

2014 OMNIBUS INCENTIVE PLAN

The following Amendment No. 1 (the “Amendment”) to the Nemus Bioscience, Inc. 2014 Omnibus Incentive Plan (the “Plan”), effective October 5, 2018, was adopted by the Board of Directors (the “Board”) of Nemus Bioscience, Inc. (the “Company”) on October 5, 2018 and approved by the Company’s stockholders on October 5, 2018. Capitalized terms used herein shall have the meanings ascribed in the Plan.

RECITALS

WHEREAS, pursuant to Section 3(a) of the Plan, the Board currently administers the Plan;

WHEREAS, pursuant to Section 11.15(a) of the Plan, the Board may amend the Plan from time to time; and

WHEREAS, the Board desires to amend the Plan to add an evergreen provision to the share pool to ensure that annually additional shares are made available for issuance under the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth in this Amendment, effective as of October 5, 2018:

AMENDMENT

1. Amendment to Section 4.01. Section 4.01 of the Plan is hereby amended and restated in its entirety by inserting the following in lieu thereof:

“Number of Shares Issuable. The total number of shares authorized to be issued under the Plan shall equal the lesser of (i) 10% of the Company’s issued and outstanding shares of Common Stock or (ii) a lesser number of shares determined by the Board. In no event, however, shall the number of shares of Common Stock available under the Plan be reduced as a result of the application of this provision. The foregoing share limit shall be subject to adjustment in accordance with Section 11.07. The shares to be offered under the Plan shall be authorized and unissued Common Stock, or issued Common Stock that shall have been reacquired by the Company. To the extent applicable, the total number of shares of authorized to be issued under the Plan shall be subject to Section 260.140.45 of Title 10 of the California Code of Regulations.”

2. Other Terms and Conditions. Except as modified pursuant to this Amendment, the Plan is ratified and confirmed in all respects.

I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors of Nemus Bioscience, Inc. on October 5, 2018.

Executed on this 5th day of October, 2018.

	By:	/s/ Dr. Brian Murphy
	Name:	Dr. Brian Murphy
	Title:	Chief Executive Officer